Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Andy Schroeder, VP Finance & Treasurer
Tower 2, Suite 700	Phone:	(866) 858-0482	Fax: (303) 290-8769
Denver, CO 80202	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS, L.P. ANNOUNCES
PRIVATE PLACEMENT OF SENIOR NOTES

DENVER — October 16, 2006 — MarkWest Energy Partners, L.P. (AMEX: MWE) announced today that it is commencing a private placement offering to eligible purchasers of up to $75 million in aggregate principal amount of its 8½% senior notes due 2016.  The notes are being offered as additional debt securities under an indenture pursuant to which we have issued $200,000,000 in aggregate principal amount of our 8½% Senior Notes due 2016 on July 6, 2006.  The notes are expected to be eligible for resale under Rule 144A.  The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.

The Partnership intends to use the net proceeds from the offering to repay debt under its secured bank credit facility and to provide funds for its capital expenditure program.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

###

MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2005, as amended and our Forms 10-Q, as amended, as filed with the SEC.